SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ______________

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                 Date of report
                        (Date of earliest event reported)
                                  JULY 22, 2003

                        IMAGING TECHNOLOGIES CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

DELAWARE . . . . . . . .                   0-12641                            33-0021693
(State of Incorporation)  (Commission File Number)  (I.R.S. Employer Identification No.)

                               17075 Via Del Campo
                           San Diego, California 92127
                    (Address of Principal Executive Offices)

                                 (858) 451-6120
              (Registrant's telephone number, including area code):

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

ITEM  5.          OTHER  EVENTS

The  Registrant  has  settled  several  lawsuits.

In October 1999, the law firms of Weiss & Yourman and Stull, Stull & Brody made a public announcement that they had filed a lawsuit against us and certain current and past officers and/or directors, alleging violation of federal securities laws and, in November 1999, the lawsuit, filed in the name of Nahid Nazarian Behfarin, on her own behalf and others purported to be similarly situated, was served on us. In January 2003, we entered into a Stipulation of Settlement with the plaintiffs. We agreed to pay the plaintiffs 5,000,000 shares of common stock and $200,000 in cash. The Parties have accepted the settlement. We have committed the shares and our insurance carrier has paid the $200,000 cash payment. Pursuant to a hearing in May 2003 the Court provided preliminary approval to the settlement. It is still not determined, however, what percentage of the settlement will be payable to the plaintiff's attorneys, nor whether that percentage is to be applied before or after costs are deducted from the settlement fund.

In June 2003, we entered into a settlement with The Massachusetts Institute of Technology and Electronics For Imaging, related to a patent held by the plaintiffs that was alleged to be related to our ColorBlind software products. The plaintiffs have agreed to dismiss its claims against us with prejudice in exchange for a settlement fee payment of $10,000, which is being paid over a three-month period.

We were a party to a lawsuit filed by Symphony Partners, L.P. related to our acquisition of SourceOne Group, LLC. The plaintiffs sought payment of $702,000. In June 2003, we entered into a settlement with the plaintiffs for a cash payment of $274,000, which has been paid.

The financial impact of these settlements will be accounted for in our Form 10-K for the year ended June 30, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:     July  22,  2003


IMAGING  TECHNOLOGIES  CORPORATION

By:  /S/  Brian  Bonar

Name:  Brian  Bonar
Title:    Chairman,  President,  and  Chief  Executive  Officer